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                                                                     EXHIBIT 11B


                        GATX CORPORATION AND SUBSIDIARIES

           COMPUTATION OF DILUTED NET INCOME PER SHARE OF COMMON STOCK
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                               THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                     JUNE 30                            JUNE 30
                                                          ------------------------------     ------------------------------
                                                              1999             1998             1999             1998
                                                          -------------    -------------     ------------    --------------
Average number of shares to compute basic
     earnings per share                                         49.5            49.2              49.4            49.1

Shares issuable upon assumed exercise of stock
     options, reduced by the number of
    shares which could have been
    purchased with the proceeds from
    exercise of such options                                     1.0             1.3               1.0             1.2

Common stock issuable upon assumed
     conversion of preferred stock                                .1              .1                .1              .1
                                                          -------------    -------------     ------------    --------------

Total shares                                                    50.6                              50.5            50.4
                                                                                50.6
                                                          =============    =============     ============    ==============

Net income, as adjusted per basic computation                $  38.1         $  30.8           $  77.3         $  68.2

Add - Dividends paid and accrued on preferred
           stock                                                  --              --                --              --
                                                          -------------    -------------     ------------    --------------

Net income, as adjusted                                      $  38.1         $                 $  77.3         $  68.2
                                                                                30.8
                                                          =============    =============     ============    ==============

Diluted net income per share                                 $   .75         $   .61           $  1.53         $  1.35
                                                          =============    =============     ============    ==============


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